United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 23, 2006
EMAK Worldwide, Inc.
(exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	23346 (Commission File No.)	13-3534145 (I.R.S. Employer Identification No.)
6330 San Vicente Boulevard
Los Angeles, California 90048
(Address of Principal executive offices, including zip code)
(323) 932-4300
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On April 12, 2006, the Board of Directors of EMAK Worldwide, Inc. (the “Company”) appointed Daniel W. O’Connor to the Board’s Audit Committee. Mr. O’Connor qualifies as an independent director under Nasdaq rules and is a certified public accountant.
     On March 16, 2006, the Company received a Nasdaq Staff Deficiency Letter informing the Company that it no longer complied with Nasdaq’s audit committee composition requirements as set forth in Marketplace Rule 4350. This deficiency resulted from the resignation of Jonathan D. Kaufelt, a member of the Audit Committee, from the Company’s Board of Directors.
     As a result of the appointment of Mr. O’Connor, the Audit Committee of the Board of Directors is once again comprised of three independent members as required by Marketplace Rule 4350(d)(2).
     On April 18, 2006, the Company issued a press release announcing the appointment of Mr. O’Connor and the resulting cure of the Nasdaq deficiency. A copy of the press release is included as an exhibit to this Form 8-K.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     As previously reported by the Company, on February 23, 2006, the Board of Directors elected a new director, Daniel W. O’Connor. At the time of his appointment, the Board had not determined the committees of the Board to which Mr. O’Connor would be named. As reported above under Item 3.01, on April 12, 2006, the Board appointed Mr. O’Connor to the Board’s Audit Committee.
Item 9.01. Financial Statements and Exhibits

(c)	Exhibits:

	Exhibit 99.1	Press release dated April 18, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMAK WORLDWIDE, INC.
Date: April 18, 2006	By:	/S/TERESA L. TORMEY
Teresa L. Tormey,
Chief Administrative Officer and General Counsel

2